                                                                    EXHIBIT 11.1

              SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS

             (amounts in 000's, except share and per share amounts)

                                               Twelve Months      Inception to
                                             Ended December 31,   December 31,
                                             -------------------  ------------
                                               1999       1998        1997
                                             ---------  --------  ------------
Net income (loss)........................... $(183,698) $(28,847)   $ (1,440)
                                             =========  ========    ========
Weighted average common shares..............    90,765    24,379      21,734
Common equivalent shares:
  Dilutive stock options....................       --        --          --
  Dilutive warrants.........................       --        --          --
                                             ---------  --------    --------
Common and common equivalent shares.........    90,765    24,379      21,734
                                             =========  ========    ========
Earnings (loss) per common and common
 equivalent share........................... $   (2.02) $  (1.18)   $  (0.07)
                                             =========  ========    ========